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                                                                    EXHIBIT 26.1

                       ORANGE AND ROCKLAND UTILITIES, INC.



                                  STATEMENT OF
                      TERMS AND CONDITIONS RELATING TO BIDS



                                   $45,000,000


                     ______% DEBENTURES DUE 2029 (SERIES G)


         Orange and Utilities, Inc. (the "Company") has invited bids, subject to the terms and conditions hereof, for the purchase of $45,000,000 aggregate
principal amount of its    % Debentures Due 2029 (Series G) (the "Debentures").

         The Debentures will be issued under an Indenture, dated as of March 1, 1990 between the Company and The Bank of New York, as Trustee (the "Trustee"), as supplemented by four supplemental indentures, and by a fifth supplemental indenture, to be dated as of March 1, 1999 (the "Indenture"). The general redemption prices of the Debentures shall be 100% of their principal amount plus a premium equal to the interest rate per annum borne by the Debentures, reduced for each twelve month period subsequent to the first anniversary of the date the Debentures are issued, by an amount equal to one twenty-ninth of the interest rate per annum borne by the Debentures for each successive twelve month period (rounded to the nearest eight decimal places) in each case with accrued interest to the date fixed for redemption; provided, however, that none of the Debentures shall be redeemed prior to March 1, 2009, and, provided, further that in the thirtieth year the redemption price will be 100% of the principal amount without any premium.

         1.       FORM AND CONTENT OF BIDS

         Each bid must be for the purchase of all of the Debentures and may be made by a single bidder or by a group of bidders (the "Bidders"). In the case of a bid by a group of Bidders, the members of the group shall act through a duly authorized representative or representatives (the "Representative"). No Bidder may submit or participate directly or through an affiliate in more than one bid.

         All bids must be submitted on the Form of Bid furnished by the Company and must be signed by the Bidder, or in the case of a bid by a group of Bidders, by the Representative on behalf of the group. Each bid shall specify the stated interest rate to be borne by the Debentures,


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[which interest rate shall be a multiple of 1/8 or 1/20 of 1%], the price to be paid to the Company for the Debentures, [which price shall not be less than 98% nor more than 100% of the principal amount of the Debentures] and the "true interest cost" of the bid, calculated in accordance with Paragraph 3 hereof. Each bid shall acknowledge that the initial offering price to the public shall not exceed 100% of the principal amount of the Debentures, plus accrued interest from the date of original issuance of the Debentures.

         2.       PRESENTATION OF BIDS

         Each bid must be delivered by facsimile transmission to the Company at the offices of Winthrop, Stimson, Putnam & Roberts before 11:00 A.M., New York
Time, on [       ], 1999, at the following fax number: 212-858-1500, Attention:
Michael F. Cusick. Each such fax must indicate the name and address of the Bidder, or, in the case of a group of Bidders, of the Representative.

         The Company reserves the right in its discretion from time to time to postpone the time for presentation and examination of bids, and will give prompt notice of any such postponement to any prospective Bidder or to the Representative of any group of prospective Bidders from whom a request in writing that such notice be given has been received by Winthrop, Stimson, Putnam & Roberts at the address set forth in Paragraph 3 hereof.

         3.       EXAMINATION, ACCEPTANCE OR REJECTION OF BIDS

         All bids will be examined on behalf of the Company in the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York
10004-1490 at 11:00 A.M., New York Time, on [          ], 1999 (or at such hour
on such later date as may be fixed by the Company as provided in Paragraph 2 hereof). Each Representative and each Bidder is invited to be present at the examination of the bids. Prior to 12:00 Noon, New York Time, on such date, an authorized representative of the Company will accept (subject to the provisions of the next following paragraph) the bid which shall provide the lowest "true interest cost," to be determined by the Company as hereinafter provided. Unless sooner rejected, each bid will remain irrevocable until such time. Any bid not so accepted by the Company by such time shall be deemed to have been rejected. Each bid will be accepted or rejected in its entirety.

         In case two or more bids provide the identical lowest "true interest cost", the Company (unless it shall reject all bids) will forthwith give the makers thereof an opportunity to improve their bids. If no improved bids shall be made by such Bidders within the time specified by the Company, or if upon such rebidding, two or more of the rebids provide the Company with the identical lowest "true interest cost," the Company may accept any one of such identical bids at its discretion.

         Notwithstanding any other provisions of this Paragraph 3, the Company reserves the right to reject all bids at or after the receipt thereof (irrespective of the interest rates and prices specified therein). Any bid not conforming to the Notice of Sale or not submitted on the Form of Bid without alteration, except for the required insertions, may be rejected. The Company specifically reserves the right to reject all bids.


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         The "true interest cost" with respect to each bid for the purchase of the Debentures, expressed as an annual interest rate, will be determined as being twice that factor or discount rate, compounded semi-annually, which when applied against each semi-annual debt service payment (interest or principal and interest, as due) for the Debentures will equate the sum of such discounted semi-annual payments to the bid price. The true interest cost shall be calculated from the date of original issuance of the Debentures. The calculation by the Company of the winning bid shall be final.

         4.       EFFECTIVENESS OF AGREEMENT

         Forthwith upon the acceptance in writing of a bid: (a) the Terms of Purchase shall become effective without any separate execution thereof and such Terms of Purchase and the bid shall constitute the purchase agreement (the "Purchase Agreement") between the Company and the successful Bidder or Bidders, subject, however, to such changes in the Terms of Purchase as may be appropriate if the time for presentation and opening of bids shall be postponed; and (b) the successful Bidder, or in the case of a bid by a group of Bidders, the Representative, on behalf of the successful Bidders, shall furnish to the Company in writing the information regarding the Bidders and the public
offering, if any, which is required to complete the prospectus, dated          ,
1999, relating to the Debentures (the "Bidding Prospectus"). Thereafter, all rights of the Company and of the successful Bidder or Bidders under an accepted bid shall be determined solely in accordance with the terms of the Purchase Agreement. The Company will forthwith deliver one fully executed copy of the Purchase Agreement to the successful Bidder or, in the case of a bid by a group of Bidders, to the Representative on their behalf.

         5.       INFORMATION CONCERNING THE COMPANY AND THE DEBENTURES

         Prospective Bidders may examine, at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004-1490, copies of the following documents:

                  (a)      The Indenture;

                  (b) Resolution of the Company authorizing the issuance of the Debentures;

                  (c) The preliminary memorandum of Thelen Reid & Priest LLP, who have been selected to act as counsel for the successful Bidders, with respect to the qualification of the Debentures for sale under the blue sky laws of various jurisdictions;

                  (d) The order of the New York Public Service Commission with respect to the participation of the Company in the contemplated transactions;

                  (e) The registration statement relating to the Debentures filed by the Company with the Securities and Exchange Commission, including all amendments and exhibits thereto (the "Registration Statement"); and

                  (f) The Bidding Prospectus contained in such Registration Statement.


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         Copies of said documents will be supplied in reasonable quantities on request to prospective Bidders, except that the Company will furnish a single copy of the Registration Statement to each Bidder. The Company reserves the right to amend or supplement the Bidding Prospectus and to make changes in the forms of the other documents relating to the issuance of the Debentures. Any reference to said documents herein shall include any amendments or changes so made. The Company will give telephone notice (confirmed promptly in writing) of any such amendment or change made prior to the examination of bids, considered by counsel for the Bidders to be material, to each prospective single Bidder and to the Representative of each group of prospective Bidders from whom Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004-1490, Attention: Michael F. Cusick, Esq. (Tel. 212-858-1238), shall have received a written request to be informed of such amendments or changes. Copies of any such amendments and descriptions of any such changes will be made available for examination at the said offices of Winthrop, Stimson, Putnam & Roberts.

         6.       LEGAL MATTERS

         Thelen Reid & Priest LLP has been selected to act as counsel for the Bidders and will deliver an opinion to the successful Bidder or Bidders (the "Purchasers"). Winthrop, Stimson, Putnam & Roberts and G. D. Caliendo, Senior Vice President, General Counsel and Secretary of the Company, will also deliver opinions to the Purchasers. The forms or content of such opinions are attached to the Terms of Purchase as Exhibits C, B and A thereto, respectively.

         The fees and disbursements of counsel for the Bidders are to be paid by the Purchaser, except as otherwise provided in the Purchase Agreement. Any prospective Bidder and the Representative of any group of prospective Bidders may obtain advice from counsel for the Bidders as to the amount of their fees and the estimated amount of their disbursements.

         7.       DELIVERY

         Delivery of the Debentures will be made against payment of the purchase price therefor in immediately available funds on or about March ___, 1999 in New York, New York, as more fully specified in, and subject to the terms and conditions of, the Purchase Agreement.

         8.       RESERVATION OF RIGHT TO WAIVE COMPLIANCE HEREWITH

         The Company reserves the right to waive any failure on the part of any Bidder or group of Bidders to comply with the terms or conditions hereof if such waiver will not unfairly prejudice any other Bidder or group of Bidders.

                                             ORANGE AND ROCKLAND UTILITIES, INC.

Dated:   [                   ], 1999


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